      As filed with the Securities and Exchange Commission on July 19, 2001
                                                  Registration No. 333-_________
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                     ---------------------------------------

                                    FORM S-8

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                     ---------------------------------------

                               KANEB SERVICES LLC
             (Exact name of registrant as specified in its charter)


           DELAWARE                                             75-2931295
 (State or other jurisdiction of                              (I.R.S Employer
  incorporation or organization)                             Identification No.)

     2435 N. CENTRAL EXPRESSWAY
      RICHARDSON, TEXAS 75080                                     75080
(Address of Principal Executive Offices)                        (Zip Code)

                     KANEB SERVICES LLC 2001 INCENTIVE PLAN
                            (Full title of the plan)

                     ---------------------------------------

                                 JOHN R. BARNES
                      PRESIDENT AND CHIEF EXECUTIVE OFFICER
                               KANEB SERVICES LLC
                           2435 N. CENTRAL EXPRESSWAY
                             RICHARDSON, TEXAS 75080
                     (Name and address of agent for service)

                                 (972) 699-4000
          (Telephone number, including area code, of agent for service)

                                  With Copy to:

                                 JOHN A. WATSON
                           FULBRIGHT & JAWORSKI L.L.P.
                            1301 MCKINNEY, SUITE 5100
                            HOUSTON, TEXAS 77010-3095
                                 (713) 651-5151


                     ---------------------------------------

                         CALCULATION OF REGISTRATION FEE

=================================================================================================================
                                                 PROPOSED MAXIMUM         PROPOSED MAXIMUM
 TITLE OF SECURITIES        AMOUNT TO BE         OFFERING PRICE PER       AGGREGATE OFFERING         AMOUNT OF
   TO BE REGISTERED        REGISTERED (1)             SHARE (2)                 PRICE            REGISTRATION FEE
-----------------------------------------------------------------------------------------------------------------
 Common Shares                2,000,000                $14.30                $28,600,000              $7,150
=================================================================================================================

(1) Also includes an indeterminable number of shares of Common Shares issuable as a result of the anti-dilution provisions of such plan.
(2) Estimated solely for purposes of calculating the registration fee in accordance with Rule 457 under the Securities Act of 1933, based on the average of the high and low trading prices on July 16, 2001.

================================================================================

                                     PART II
               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE.

     The following documents are hereby incorporated by reference in this Registration Statement:

     1. The Registrant's effective registration statement on Form 10/A (File No. 1-16405) (including without limitation the description of the Registrant's Common Shares contained therein); and

     2. The Registrant's effective registration statement on Form 8-A (File No. 1-16405) (including the description of the rights to purchase the Registrant's Common Shares contained therein).

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") subsequent to the date of the filing hereof and prior to the filing of a post-effective amendment which indicates that all securities offered hereunder have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

ITEM 4.  DESCRIPTION OF SECURITIES.

     Not applicable.

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL.

     Not applicable.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

 INDEMNIFICATION OF OUR OFFICERS AND DIRECTORS

     To the fullest extent permitted by law but subject to the limitations expressly provided in the Registrant's limited liability company agreement, the Registrant must indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or complete action, suit or proceeding (each an "Indemnitee"), whether civil, criminal, administrative or investigative (other than an action by the Registrant or in the Registrant's right) by reason of the fact that such Indemnitee is or was one of the Registrant's directors, officers or tax matters shareholder against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such Indemnitee in connection with such action, suit or proceeding if such Indemnitee acted in good faith and in a manner that such Indemnitee reasonably believed to be in or not opposed to the Registrant's best interests, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such Indemnitee's conduct was unlawful.

The company agreement provides that the termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere, or its equivalent, shall not, of itself, create a presumption that the Indemnitee did not act in good faith and in a manner that such Indemnitee reasonably believed to be in or not opposed to the best interests of the Registrant, or, with respect to any criminal action or proceeding, had reasonable cause to believe such Indemnitee's conduct was unlawful.

     To the fullest extent permitted by law but subject to the limitations expressly provided in the company agreement, the Registrant must indemnify any Indemnitee who was or is a party or is threatened to be made a party to any threatened, pending or complete action or suit by the Registrant or in the Registrant's right to procure a judgment in the Registrant's favor by reason of the fact that such Indemnitee is or was one of the Registrant's directors, officers or tax matters shareholder against expenses (including attorneys' fees) actually and reasonably incurred by such Indemnitee in connection the defense or settlement of such action or suit if such Indemnitee acted in good faith and in a manner that such Indemnitee reasonably believed to be in or not opposed to the Registrant's best interests, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Registrant unless and only to the extent that the Court of Chancery of the State of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses that the Court of Chancery of the State of Delaware or such other court shall deem proper.

     The Registrant may indemnify any of its employees or agents, or any person serving at its request as an employee or agent of another entity, in the same manner and to the same extent that the Registrant is required to indemnify its directors and officers under the immediately preceding two paragraphs.

     To the extent that any Indemnitee has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to above, or in defense of any claim, issue or matter therein, the Registrant must indemnify such Indemnitee against expenses (including attorney's fees) actually and reasonably incurred by such Indemnitee in connection therewith.

     The Registrant must pay expenses (including attorney's fees) incurred by a person who is a potential Indemnitee in defending any civil, criminal, administrative or investigative action, suit or proceeding, from time to time, in advance of the final disposition of such action, suit or proceeding upon receipt by the Registrant of an undertaking by or on behalf of such Indemnitee to repay such amount if it shall ultimately be determined that the such person is not entitled to be indemnified by the Registrant under its company agreement.

     The indemnification and advancement of expenses provided by, or granted pursuant to, the company agreement shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any agreement, vote of shareholders or disinterested directors, as a matter of law or otherwise, both as to actions in the Indemnitee's official capacity and as to action in another capacity while holding such office or position, and shall continue as to an Indemnitee who has ceased to serve in such capacity and shall inure to the benefit of the heirs, successors, assigns and administrators of the Indemnitee.

     The Registrant may purchase and maintain insurance, on behalf of any person who is or was a member of the board of directors or an officer and on behalf of such other persons as the board of directors shall determine, against any liability that may be asserted against or expense that may be incurred by such person in connection with the Registrant's activities, regardless of whether the Registrant would have the power to indemnify such person against such liability under the provisions of the company agreement.

     The Registrant shall be deemed to have requested an Indemnitee to serve as fiduciary of an employee benefit plan whenever the performance by the Indemnitee of such Indemnitee's duties to the Registrant also imposes duties on, or otherwise involves services by, the Indemnitee to the plan or participants or beneficiaries of the plan; excise taxes assessed on an Indemnitee with respect to an employee benefit plan pursuant to applicable law shall constitute "fines" within the meaning of the company agreement; action taken or omitted by the Indemnitee with respect to an employee benefit plan in the performance of such

Indemnitee's duties for a purpose reasonably believed by such Indemnitee to be in the interest of the participants and beneficiaries of the plan shall be deemed to be for a purpose which is in, or not opposed to, the Registrant's best interests.

     The company agreement provides that in no event may an Indemnitee subject the Registrant's shareholders to personal liability by reason of the indemnification provisions set forth in the company agreement.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the United States Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

EXCULPATION OF LIABILITY OF OUR OFFICERS AND DIRECTORS

     None of the officers or directors of the Registrant may be liable to the Registrant or to its shareholders for monetary damages for losses sustained or liabilities incurred as a result of any act or omission constituting a breach of such director's or officer's fiduciary duty, except:

     1. For a breach of such director's or officer's duty of loyalty to the Registrant or to its shareholders;

     2. For acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law; or

     3. For any transaction from which the director or officer derived an improper personal benefit.

     The Registrant's company agreement provides that if the Delaware General Corporation Law is amended after the date of the company agreement to authorize Delaware corporations to further eliminate, limit or increase the personal liability of directors of Delaware corporations beyond that permitted under
Section 102(b)(7) of the Delaware General Corporation Law, then the liability of the Registrant's directors or officers to the Registrant, in addition to the personal liability limitation provided herein, shall be further limited to the fullest extent permitted under the Delaware General Corporation Law as so amended.

     The Registrant's board of directors and officers may rely and shall be protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, bond, debenture or other paper or document believed by it or him to be genuine and to have been signed or presented by the proper party or parties. In addition, the company agreement provides that the Registrant's board of directors and officers may consult with legal counsel, accountants, appraisers, management consultants, investment bankers and other consultants and advisers selected by it or him and any opinion of any such person as to matters that the board of directors or such officers reasonably believes to be within such person's professional or expert competence shall be full and complete authorization and protection in respect of any action taken or suffered or omitted by the board of directors or such officers hereunder in good faith and in accordance with such opinion.

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED.

     Not Applicable.

ITEM 8.  EXHIBITS.


            4.1 Amended and Restated Limited Liability Company Agreement of Kaneb Services LLC (incorporated by reference to exhibit 3.1 of the Registrant's Current Report of Form 8-K filed on June 27, 2001).

            4.2 Kaneb Services LLC 2001 Incentive Plan (incorporated by reference to exhibit 99.2 of the Registrant's Current Report of Form 8-K filed on June 27, 2001).

            5.1 Opinion of Fulbright & Jaworski L.L.P. regarding the legality of the securities being registered.

           23.1              Consent of KPMG LLP.

           23.2              Consent of Deloitte & Touche LLP.

           23.3 Consent of Fulbright & Jaworski L.L.P. (contained in Exhibit 5 hereto).

           24.1              Power of Attorney (contained on page II-6 hereof).


ITEM 9.  UNDERTAKINGS.

     The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

         (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

         (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar volume of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

         (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

     Provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Richardson, State of Texas, on July 19, 2001.

                                       KANEB SERVICES LLC


                                       By:      /s/ Howard C. Wadsworth
                                         ---------------------------------------
                                                   Howard C. Wadsworth
                                         Vice President, Treasurer and Secretary

                               POWERS OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints each of John R. Barnes and Howard C. Wadsworth his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same and all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

               Signature                                        Title                                 Date
             -----------                                        -----                                 ----
          /s/ John R. Barnes               Chairman of the Board, President and Chief             July 19, 2001
--------------------------------                        Executive Officer
             John R. Barnes                        (Principle Executive Officer)


        /s/ Howard C. Wadsworth               Vice President, Treasurer and Secretary             July 19, 2001
-------------------------------------       (principal Financial and Accounting Officer)
          Howard C. Wadsworth

            /s/ Sangwoo Ahn                                  Director                             July 19, 2001
-------------------------------------
              Sangwoo Ahn

        /s/ Frank M. Burke, Jr.                              Director                             July 19, 2001
-------------------------------------
          Frank M. Burke, Jr.

          /s/ Charles R. Cox                                 Director                             July 19, 2001
-------------------------------------
            Charles R. Cox

           /s/ Hans Kessler                                  Director                             July 19, 2001
-------------------------------------
             Hans Kessler

         /s/ James R. Whatley                                Director                             July 19, 2001
------------------------------------
           James R. Whatley

                                  EXHIBIT INDEX


      EXHIBIT NUMBER                     DESCRIPTION
      --------------                     -----------

            4.1 Amended and Restated Limited Liability Company Agreement of Kaneb Services LLC (incorporated by reference to exhibit 3.1 of the Registrant's Current Report of Form 8-K filed on June 27, 2001).

            4.2 Kaneb Services LLC 2001 Incentive Plan (incorporated by reference to exhibit 99.2 of the Registrant's Current Report of Form 8-K filed on June 27, 2001).

            5.1              Opinion of Fulbright & Jaworski L.L.P.  regarding

                             the legality of the securities being registered.

           23.1              Consent of KPMG LLP.

           23.2              Consent of Deloitte & Touche LLP.

           23.3 Consent of Fulbright & Jaworski L.L.P. (contained in Exhibit 5 hereto).

           24.1              Power of Attorney (contained on page II-6 hereof).